UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 29, 2011

(April 26, 2011)

OBSCENE JEANS CORPORATION

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-166064 (Commission File Number)	27-1070374 (IRS Employer Identification No.)

1522 Romallo Lane

Sarasota, Florida 34232

(Address of principal executive offices) (Zip Code)

(941) 330-7648

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On April 26, 2011, Obscene Jeans Corp. (“OBJE”) signed a Global Strategic Profit Alliance Agreement (the “Alliance Agreement”) with Beijing Beautyfresh International Trade Co., a Chinese company (“Beautyfresh”).

Beautyfresh is one of a small number of import/export entities authorized to service and distribute American and European products on the Chinese mainland. Under the terms of the Alliance Agreement, Beautyfresh would become the sole distributor of OBJE-branded products in China under Beautyfresh’s valid import/export license. Beautyfresh would also use its import/export experience and business contacts to market and distribute OBJE’s forthcoming cosmetic, fashion and beauty products in Greece.

Under the Alliance Agreement, OBJE would fund Beautyfresh’s efforts to import, market and distribute all Obscene Jeans-branded products throughout mainland China and export and market beauty products in Greece. The strategic alliance will be a cornerstone of the company’s global business plan for a product line that could soon grow to include luxury denim, casual apparel, organic fragrances and rejuvenating cosmetics. In exchange, OBJE would receive a percentage of Beautyfresh’s net profits as will be set out in the Operating Agreement.

OBJE and Beautyfresh are continuing to negotiate an Operating Agreement which will detail the rights and responsibilities of OBJE and Beautyfresh under the Alliance Agreement.

“This strategic alliance is a great leap forward in building Obscene Jeans Corp. into a global market brand,” said OBJE President and CEO Robert Federowicz. “Beautyfresh’s government license to import and export personal-use goods will allow us to collaborate on the production and marketing of a wide variety of products both in China and in Europe. Access to these two major world markets will allow us to expand our brand very quickly and aggressively.”

Federowicz described the global strategic alliance as the first step in the company’s plan to market a product line that could soon grow to include casual apparel, organic fragrances and rejuvenating cosmetics.

Item 9.01  Financial Statements and Exhibits

a)  Not applicable

b)  Not applicable

d)  Exhibits

No.	Exhibit
10.1	Global Strategic Profit Alliance with Beijing Beautyfresh International Trade Company Ltd. dated April 26, 2011 *

*  Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 29, 2011

Obscene Jeans Corporation, a Florida corporation

By:    /s/ Robert Federowicz

Robert Federowicz, CEO